CONSENT OF JANNEY MONTGOMERY SCOTT INC.


We hereby consent to the use of our opinion letter dated November 10, 1998 to the Board of Directors of Patriot Bank Corp. and to the references to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the consolidation of Patriot Bank Corp. and First Lehigh Corporation into a new Pennsylvania corporation to be called Patriot Bank Corp.


In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


JANNEY MONTGOMERY SCOTT INC.


November 5, 1998